Exhibit 10.1

Form of Acceleration and Clawback Agreement

As you are aware, on November 19, 2025, Exact Sciences Corporation, a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (as it may be amended, the “Merger Agreement”), with Abbott Laboratories, an Illinois corporation (“Parent”), and Badger Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things and subject to the terms and conditions contained in the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving as an indirect wholly owned subsidiary of Parent.

In connection with the Merger, certain employees of the Company and its subsidiaries, including yourself, may be eligible to receive payments that may be considered “excess parachute payments” under Section 280G of the Internal Revenue Code of 1986, as amended (“Section 280G”), which may result in the imposition of an excise tax on such employees. On December __, 2025, the Human Capital Committee of the Board of Directors of the Company (the “Committee”) approved certain actions to mitigate the potential adverse impact of Section 280G on certain impacted employees, including you, including accelerating to December 2025 (the actual date of such accelerated payment, the “Acceleration Date”) the payment of certain compensation that could otherwise have been paid to you in subsequent years.

As described in Section 4 below, such acceleration of your payments is conditioned upon your timely execution of this Acceleration and Clawback Agreement (this “Agreement”).

1.   Accelerated Payment of Certain Compensation

If you sign this Agreement setting forth the terms and conditions of your obligation to repay Accelerated Amounts, as described in Section 2 below, then to the extent any of the following payments would have otherwise been paid to you following 2025, the Company will instead make the following payments to you on or as soon as practicable prior to December 31, 2025:

(i)

Payment of your annual bonus for fiscal year 2025 of the Company at 115% (the “Accelerated Bonus Rate”) of the target level of performance as set forth on Schedule A (the “Accelerated Annual Bonus”), other than any amounts that are subject to a prior deferral election, which Accelerated Annual Bonus, for the avoidance of doubt, will be trued up, with any such additional amount paid directly to you or deferred pursuant to a prior deferral election, less applicable deductions and withholdings, in the ordinary course of business of the Company and in accordance with the Merger Agreement in the event that the actual level of performance exceeds the Accelerated Bonus Rate of the target level of performance; and

(ii)

Accelerated vesting and settlement in 2025 of certain outstanding time-based restricted stock units and/or performance-based restricted stock units (“Accelerated PSUs”) held by you as set forth on Schedule A (the “Accelerated Equity Awards”), with, to the extent applicable, such number of shares of Company common stock subject to such Accelerated PSUs based on the performance levels as set forth on Schedule A (the “Accelerated Equity Rate”), which Accelerated PSUs will be trued up in the event the Merger Agreement is terminated without the occurrence of the closing of the Merger and thereafter the Company determines, in the ordinary course of business, that the actual level of performance of the applicable Accelerated PSUs exceeds the applicable Accelerated Equity Rate.

Your specific amount of Accelerated Annual Bonus and/or Accelerated Equity Awards and the extent to which any of the types of compensation identified above apply to you were determined by the Company and are set forth on Schedule A hereto. Any Accelerated Annual Bonus and/or Accelerated Equity Awards (collectively, the “Accelerated Amounts”) will offset the corresponding payments or amounts that you would have otherwise become entitled to receive (a) upon the consummation of the Merger or (b) otherwise in years following 2025, so there will in no event be any duplication of payments. Notwithstanding anything herein to the contrary, you acknowledge and agree that, unless otherwise permitted by the Company in writing, you will not sell or otherwise transfer any shares underlying the Accelerated Equity Awards that were issued to you in connection with the Accelerated Amounts until the earlier to occur of (i) the closing of the Merger or (ii) if applicable, the date the Merger Agreement is terminated without the occurrence of the closing of the Merger.

2.   Clawback of Accelerated Payment

(a) In the event that your employment with the Company terminates prior to the date on which the applicable payment would have been earned and made but for the payment of the Accelerated Amounts, as applicable, and such termination otherwise would have resulted in forfeiture of any portion of the Accelerated Equity Awards and the Accelerated Annual Bonus, as applicable, then you shall, and you hereby agree to, promptly repay to the Company (i) the applicable number of shares underlying the Accelerated Equity Awards that were net-settled in shares in connection with the Accelerated Amounts or, if you have sold the underlying shares as may be permitted under Section 1, the net after-tax cash proceeds received by you from the sale of such shares (provided that such net amounts to be repaid will be based on your 2025 marginal combined tax rate and that, to the extent permitted by applicable law, you will make reasonable best efforts, during any period in which a refund may be obtained under applicable law, to obtain a refund of the taxes paid in respect of such shares and will promptly pay to the Company any such refund received) and (ii) the after-tax applicable cash amounts underlying the Accelerated Annual Bonus, as applicable.

(b) The Company shall provide you with a written notice of any repayment obligation pursuant to Section 2(a) (other than in connection with any repayment resulting from a tax refund pursuant to Section 2(a)) (“Repayment Notice”), which Repayment Notice will be provided to you within ten (10) days following your termination date. If you are required to make any of the foregoing repayments and fail to repay such amounts in a timely manner and in any case within sixty (60) days following the date you receive the Repayment Notice (other than in the event of, and during any period of, an ongoing dispute between you and the Company regarding the basis of your termination) or, in the case of any repayment resulting from a tax refund pursuant to Section 2(a), sixty (60) days following the date you receive such tax refund, you shall reimburse the Company for any reasonable fees (including reasonable attorneys’ fees) or costs the Company incurs in connection with seeking repayment.

3.   Section 83(b) Election

(a) Pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, you shall, on or before the 30th day following the Acceleration Date, make an election (an “83(b) Election”) to report the value of your interest in the Accelerated Equity Awards in the form attached hereto as Exhibit A.

(b) It is your sole responsibility, and not the responsibility of the Company or any of its affiliates, to timely file the 83(b) Election even if you request that the Company or any of its affiliates or any of their respective managers, directors, officers, employees, agents or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders or financial representatives) assist in making such filing, and you shall provide to the Company, on or before the 30th day following the Acceleration Date, proof that such election has been timely filed.

4.   Acknowledgements

(a) You hereby acknowledge and agree that the Company’s payment to you of the amounts described in Section 1 above and specifically set forth on Schedule A hereto shall be subject in all respects to the terms, conditions and requirements described in Section 2 above.

(b) Any controversy arising out of or relating to this Agreement or the breach of this Agreement that cannot be resolved by you and the Company, including any dispute as to the calculation of any payments hereunder, and the terms of this Agreement, shall be submitted to and decided by final and binding arbitration. The arbitration shall be administered by JAMS and held in the last state where the employee provided services to the Company, before a single arbitrator, in accordance with the then-current rules of JAMS (available at https://www.jamsadr.com/rules-employment-arbitration/english); provided that, either party may seek preliminary injunctive relief to maintain or restore the status quo pending a decision of the arbitrator, and the parties consent to the exclusive jurisdiction of the courts of the applicable state or the Federal courts of the United States of America located within the applicable state in connection therewith. The arbitrator shall be selected by mutual agreement of the parties or, if the parties cannot agree, then by striking from a list of arbitrators supplied by JAMS. The decision of the arbitrator shall state in writing the essential findings and conclusions on which the arbitrator’s award is based and be final and binding. A court of competent jurisdiction shall have the authority to enter judgment on the arbitrator’s decision. The Company will pay the arbitrator’s fees and arbitration expenses and any other costs unique to the arbitration hearing, in each case, that would not otherwise be incurred in connection with filing a claim in court of law; provided that, that each side bears its own deposition, witness, expert and attorney’s fees and other expenses to the same extent as if the matter were being heard in court. Notwithstanding anything to the contrary, nothing in this Agreement shall be interpreted to mean that you are precluded from filing complaints with any state agency, federal Equal Employment Opportunity Commission, or National Labor Relations Board.

(c) All disputes arising under or related to this Agreement shall at all times be governed by and construed in accordance with the internal laws (as opposed to the conflict of law provisions) and decisions of the State of Wisconsin as applied to agreements executed in and to be fully performed within that State.

(d) If any court subsequently determines that any part of this Agreement is invalid or unenforceable, the remainder of the Agreement shall not be affected and shall be given full effect without regard to the invalid portions. Further, any court invalidating any provision of this Agreement shall have the power to revise the invalidated provisions such that the provision is enforceable to the maximum extent permitted by applicable law.

(e) The Company may assign this Agreement to any affiliate of the Company or to any successor to all or substantially all of the business and/or assets of the Company that assumes in writing, or by operation of law, the rights and obligations of the Company hereunder.

This Agreement does not constitute legal or tax advice and may not cover all of the factors that any particular individual should or would consider relevant to the individual’s situation. Each individual must evaluate their unique situation and make their own decisions related to the payments described above and in Schedule A and the terms and conditions thereof. This Agreement does not guarantee that no excise tax will be imposed on you. You should seek advice based on your particular circumstances from an independent tax advisor.

This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Agreement as of the date set forth below.

Exact Sciences Corporation

Name: [•]
Title: [•]
Date: December __, 2025

Agreed and acknowledged this __________ day of December, 2025.

[Employee Name]

SCHEDULE A

Accelerated Payments for [Employee Name]

Accelerated Annual Bonus Value
$[•]

Award Type	Grant Date	Accelerated Equity Rate for PSUs Only	Number of RSUs / PSUs Accelerated (based on Accelerated Equity Rate for PSUs)
[•]	[•]	[•]	[•]
[•]	[•]	[•]	[•]
[•]	[•]	[•]	[•]

EXHIBIT A

SECTION 83(b) ELECTION FORM

CERTIFIED MAIL	______________, 2025

RETURN RECEIPT REQUESTED

Internal Revenue Service Center

Re: Election Under §83(b) of the Internal Revenue Code

Dear Sir or Madam:

The undersigned hereby elects under Section 83(b) of the Internal Revenue Code to include in the taxpayer’s gross income for the taxable year in which the property described below was transferred, the excess (if any), of the fair market value of such property at the time of its transfer, over the amount (if any) paid for such property. Pursuant to Treas. Reg. § 1.83-2(e), the following information is submitted:

1.	Name of taxpayer: _________________

2.	Address of taxpayer: _________________

3.	Social Security Number: _________________

4.

Property with respect to which the election is being made: Shares of common stock of Exact Sciences Corporation, a Delaware corporation, issued upon vesting of Exact Sciences Corporation equity awards.

5.	Date Interest Acquired: December 23, 2025

6.	Taxable Year for which election is being made: calendar year 2025

7.

Nature of the Restriction or restrictions to which the property is subject: The interest in the property is subject to forfeiture in the event certain service conditions are not satisfied. In addition, the interest in the property is non-transferable.

8.

Fair Market Value of the property at the time of transfer/acquisition, determined without regard to any restriction other than a nonlapse restriction defined in Treasury Regulation Section 1.83-3(h), is: $________

9.	Amount paid for the property: $0

Pursuant to Treas. Reg. § 1.83-2(e), a copy of this election has been furnished to the person for whom the undersigned’s services are performed.

Very truly yours,

[•]